Contacts:	Rob Capps, Co-CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Mark Roberson Dennard Lascar Associates 713-529-6600

Mitcham Industries Announces Closing of Acquisition of Intellectual Property and Investment from Mitsubishi Heavy Industries

HUNTSVILLE, TX - February 12, 2018 - Mitcham Industries, Inc. (NASDAQ: MIND) (“Mitcham”) announced today that it has completed the previously announced acquisition of intellectual property and certain other assets from Hydroscience Technologies, Inc. and Solid Seismic LLC. In connection with the closing of the acquisition, Mitsubishi Heavy Industries, Ltd. (“Mitsubishi”) has made the initial investment pursuant to its agreement to purchase up to $4.0 million of Mitcham’s 9.00% Series A Cumulative Preferred Stock (the “Preferred Stock”).

Rob Capps, Mitcham’s Co-Chief Executive Officer, stated, “We are pleased to announce the completion of these agreements to expand our technology offerings and further our relationship with Mitsubishi. In addition to the investment by Mitsubishi, we will provide a variety of support services related to equipment previously purchased by Mitsubishi. The solid streamer and sensor technology that we have acquired has extensive application in the oceanographic and hydrographic industries, as well as traditional seismic applications. We see clear opportunities to integrate some of this technology into other areas such as anti-submarine warfare and maritime security systems. The completion of these agreements is an important step in Mitcham’s strategy to reposition itself as a more significant player in the marine technology industry and allows us to further diversify from the oil and gas exploration industry.”

Hydroscience and its affiliate, Solid Seismic LLC, designed, manufactured and sold marine sensors and solid streamer technology primarily for the hydrographic and seismic industries. The companies filed for bankruptcy protection in April 2017. Mitcham acquired the assets pursuant to an Asset Purchase Agreement and Sale Order that were approved by the bankruptcy court on January 31, 2018. Under these agreements, Mitcham acquired certain specified intangible and tangible assets free and clear of all prior claims and encumbrances. Mitcham assumed no contracts or prior warranty obligations.

In connection with the closing of the acquisition, Mitcham has issued 152,290 shares of Preferred Stock to Mitsubishi for proceeds of $3.5 million pursuant to a securities purchase agreement between Mitcham and Mitsubishi. In addition, Mitsubishi has agreed to purchase an additional 21,756 shares of Preferred Stock for $500,000 upon the satisfaction of certain conditions specified in the securities purchase agreement. Mitcham expects to satisfy these conditions during the fiscal year ending January 31, 2019.

The Preferred Stock sold under the securities purchase agreement has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described above.

About Mitcham Industries

Mitcham Industries, Inc. provides technology to the oceanographic, hydrographic, defense, seismic and security industries. Headquartered in Huntsville, Texas, Mitcham has a global presence with operating locations in the United States, Canada, Australia, Singapore, Russia, Hungary, Colombia and the United Kingdom. Mitcham’s worldwide Equipment Manufacturing and Sales Segment, which includes its Seamap and Klein Marine Systems units, designs, manufactures and sells specialized, high performance, marine sonar and seismic equipment. Through its Leasing Segment, Mitcham believes it is the largest independent provider of exploration equipment to the seismic industry.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Mitcham believes that its expectations and forecasts are based on reasonable assumptions. No assurance, however, can be given that such expectations and forecasts will prove to have been correct. A number of factors could cause actual results to differ materially from the expectations, anticipated timing or other forward-looking information expressed in this press release. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended January 31, 2017, and our most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results, which are available on Mitcham's Investor Relations website at www.mitchamindustries.com or on the SEC's website at www.sec.gov.

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